Exhibit 10.1

ADVISORY AGREEMENT

THIS AGREEMENT, dated December 2, 2025, between Mitesco, Inc. and its subsidiaries and affiliated parties (“Company”), having its principal place of business at 505 Beachland Blvd, Suite 1377, Vero Beach Florida 32963 and JRB Consulting, LLC (“Consultant”), having its principal place of business at 42 Danville Drive, West Windsor, New Jersey 08550.

RECITALS

WHEREAS, Consultant is engaged in the business of providing strategic financial advisory services to companies in connection with their business and its long term strategic objectives; and

WHEREAS, the Company desires to engage Consultant to perform certain advisory and consulting services for the Company and Consultant desires to perform the services for the Company, subject to the terms and conditions of this Agreement;

THEREFORE, for the mutual promises contained herein, the parties hereto agree as follows:

AGREEMENT

1.	ENGAGEMENT BY CONSULTANT. Company hereby engages Consultant and Consultant hereby agrees to hold himself available to render, and to render at the reasonable request of the Company, independent advisory and consulting services for the Company to the best of its ability, upon the terms and conditions hereinafter set forth and as set forth in the scope of work (the “Scope of Work”).

A.	Duties. Consultant shall perform those services as reasonably requested by the Company, including but not limited to the Services described herein under Scope of Work. Consultant shall devote Consultant’s commercially reasonable efforts and attention to the performance of the Services for the Company on a timely basis. Consultant shall also make himself available to answer questions, provide advice and Services to the Company upon reasonable request and notice from the Company. It is mutually understood that the Consultant shall not be accountable for the creation of Company materials or assets related to the Advisory Services, nor any operational, legal or accounting duties of the Company.

B.	Responsibilities. Consultant shall generally assist with the strategic analysis of the Company’s business objectives and provide specific strategic financial advice on balancing these objectives with market expectations and conditions. More specially, Consultant shall provide strategic financial advisory, assessment, readiness and execution services including (a) assisting the Company’s with a senior exchange listing, by means including but not limited to and IPO, direct listing, reverse merger or SPAC; (b) assisting the Company’s with a bridge or crossover financing (c) assist the Company in the sale or merger of some or all of its business interests (collectively hereinafter “Services”).

2.	SCOPE OF WORK.

Consultant shall provide an array of services enabling the Company to better achieve its long term business objectives and shall include some, or all, of the following activities, each as applicable and inclusive of organizational management of all activities and deliverables, generally including planning and follow-up meetings with the Company.as applicable:

A.	Advisory Services Consultant’s advisory services shall comprise of the fundamental building blocks and assets required for the successful execution of subsequent strategic objectives and shall generally include the following core elements in preparation for a Senior Exchange Listing, debt or equity financing and/or the merger or sale of some or all of the Company’s business interests:

i.	Assisting the Company with a business ‘deep dive’ review of all aspects of its business in the context of its strategic objectives;

ii.	Assisting the Company with strategic road map that includes strategy, development and execution;

iii.	Assisting the Company with pitch deck positioning, content and messaging;

iv.	Assisting the Company with structuring of its capitalization table;

v.	Assisting the Company with its financial statements, projections and model;

vi.	Assisting the Company with the organization and preparation of fundamental business, audit, legal and investment banking due diligence; and

vii.	Assisting the Company with go-to-market and scaling planning and execution in conjunction with the financial plan and timeline.

B.	Bridge/Crossover Financing Consultant’s services shall also include advice and assistance in the aspects of the Company’s capital objectives including the following:

i.	Assisting the Company in the review of documents required for a bridge or crossover financing;

ii.	Assisting the Company in the planning and content of investor materials;

iii.	Assisting the Company in the identification of prospective investors;

iv.	Assisting the Company in crowdfunding activities (as applicable) such as the selection of advisory, platform and marketing execution service providers; and

v.	Advising the Company on investor proposed financing terms in the context of market comparables and conditions.

C.	Senior Exchange Listing Execution Consultant shall provide Company with comprehensive Listing execution services to enable the Company to become publicly listed on a senior exchange such as Nasdaq and NYSE (the “Senior Exchange Listing”) whether by initial public offering, merger, reverse merger, SPAC or otherwise, including:

i.	Introducing the Company to the best of class service providers, including Investment Bankers, IR firms, legal counsel, accounting, auditing, transfer agent, EDGAR agent and others;

ii.	Assisting the Company in the management of its audit readiness, audit and selection of audit readiness advisory and PCAOB Auditor;

iii.	Assisting the Company’s with its registration statement processes and outcomes, including liaising with SEC Legal Counsel;

iv.	Assisting the Company in the augmentation of the foundational due diligence and data room materials for certain senior exchange listing additional needs;

v.	Assisting the Company with preparing the executive suite and identifying key execution positions;

vi.	Assisting the Company with the development of its Corporate Governance Policy, as well as listing related documentation;

vii.	Assisting the Company with its filings with the Securities and Exchange Commission (“SEC”) for the Senior Exchange Listing;

viii.	Managing the Senior Exchange Listing application process; and

ix.	Rendering advice on methods of structuring financing, assisting the Company identifying and working with selected placement agents and/or underwriters.

D.	Merger/Sale Advisory In the event that the Company objectives also include a merger, sale or acquisition (“Transaction”) in addition to or instead of the Senior Exchange Listing then the Consultant shall provide the Company with the following services:

i.	Introducing the Company to professionals that can assist with the Transaction;

ii.	Assisting the Company’s professionals with all documents for the Transaction;

iii.	Assisting the Company in the due diligence for the Transaction; and

iv.	Assisting the Company in identifying and initiating introductions, facilitating meetings and assisting in the merger or acquisition.

Consultant and Company acknowledge and agree that Consultant shall not have the authority to, and shall not, make any representations, warranties or commitments on behalf of the Company or represent Consultant as having any authority to do so.

3.	TERM. The term of this Agreement shall commence on the execution date and shall continue until the later of six (6) months or until Senior Exchange Listing or the completion of the Transaction.

4.	COMPENSATION. The Company agrees to compensate the Consultant in the following manner as consideration of the Services to be rendered hereunder:

A.	$200,000 payable upon the completion of the Senior Exchange Listing;

B.	Upon execution of this Agreement, the Company agrees to issue 250,000 shares of the Company’s common stock to the Consultant (“Shares”); and

C.	The Company shall promptly reimburse Consultant for any pre-approved costs and expenses incurred by Consultant in connection with any Services specifically requested by Company and performed by Consultant pursuant to the terms of the Agreement.

5.	INDEPENDENT CONTRACTOR.

It is expressly agreed that Consultant is acting as an independent contractor in performing its services hereunder, and this Agreement is not intended to, nor does it create, an employer-employee relationship nor shall it be construed as creating any joint venture or partnership between the Company and Consultant. Consultant shall be responsible for all applicable federal, state and other taxes related to Consultant’s compensation hereunder and Company shall not withhold or pay any such taxes on behalf of Consultant, including without limitation social security, federal, state and other local income taxes. Since Consultant is acting solely as an independent contractor under this Agreement, Consultant shall not be entitled to insurance or other benefits normally provided by Company to its employees. While the foregoing Duties and Responsibilities of Consultant may in a technical legal sense cause Consultant to be deemed an agent of Company, Consultant shall have no authority to, nor shall he in any way attempt to, bind the Company to any agreements nor be responsible for its operations.

6.	ASSIGNMENT.

This Agreement is being entered into in reliance upon and in consideration of the singular skill and qualifications of Consultant. Neither Consultant nor the Company shall voluntarily, or by operation of law assign or otherwise transfer the obligations incurred on its part pursuant to terms of this Agreement without the prior written consent of the other party, except that Company may assign this Agreement to its parent or any successor without the prior written consent of Consultant which shall be considered given by Consultant’s entry into this Agreement. Except as aforesaid, any attempt at assignment or transfer by either party of its obligations hereunder, without such consent, shall be null and void.

7.	PROPRIETARY INFORMATION; WORK PRODUCT; NON-DISCLOSURE.

A.	Company has conceived, developed and owns, and continues to conceive and develop, certain property rights and information, including but not limited to its business plans and objectives, client and customer information, financial projections, marketing plans, marketing materials, logos, and designs, and technical data, processes, know-how, formulae, databases, computer programs, and other trade secrets, intangible assets and industrial or proprietary property rights which may or may not be related directly or indirectly to Company’s business and all documentation, media or other tangible embodiment of or relating to any of the foregoing and all proprietary rights therein of Company are hereinafter referred to as “Proprietary Information”

B.	General Restrictions on Use. Consultant agrees to hold all Proprietary Information in confidence and not to, directly or indirectly, disclose, use, copy, publish, summarize, or remove from Company’s premises and/or control any Proprietary Information (or remove from the control of Company any other property of Company), except (i) during the consulting relationship to the extent authorized and necessary to carry out Consultant’s responsibilities under this Agreement, and (ii) after termination of the consulting relationship, only as specifically authorized in writing by Company. Notwithstanding the foregoing, such restrictions shall not apply to: (x) information which Consultant can show was rightfully in Consultant’s possession at the time of disclosure by Company; (y) information which Consultant can show was received from a third party who lawfully developed the information independently of Company or obtained such information from Company under conditions which did not require that it be held in confidence; or (z) information which, at the time of disclosure, is generally available to the public.

C.	Ownership of Work Product. All Work Product as defined hereinafter shall be considered work(s) made by Consultant for hire for Company and shall belong exclusively to Company and its designees. If by operation of law, any of the Work Product, including all related intellectual property rights, is not owned in its entirety by Company automatically upon creation thereof, then Consultant agrees to assign, and hereby assigns, to Company and its designees the ownership of such Work Product, including all related intellectual property rights. “Work Product” shall mean any writings (including excel, power point, emails, etc.), programming, documentation, data compilations, reports, and any other media, materials, or other objects produced as a result of Consultant’s work or delivered by Consultant in the course of performing that work.

8.	TERMINATION.

This Agreement may also be terminated on the occurrence of the following events:

A.	A material breach of this Agreement by Consultant, which breach has not been cured within thirty (30) days after a written demand for such performance is delivered to Consultant by the Company that specifically identifies the manner in which the Company believes that Consultant has breached this Agreement;

B.	Any material acts or events which inhibit Consultant from fully performing its responsibilities to the Company in good faith, such as (i) a felony criminal conviction; (ii) any other criminal conviction involving Consultant’s lack of honesty or Consultant’s moral turpitude; (iii) drug or alcohol abuse; or (iv) acts of dishonesty, gross carelessness or gross misconduct.

Upon termination pursuant to 7A or 7B above, Company will not be required to pay Consultant any additional compensation that may be due as of the date of termination, notwithstanding that a future Senior Exchange Listing or Transaction may occur. In the event that the Agreement is terminated for any other reason before a Senior Exchange Listing or a Transaction has occurred then the Shares shall be returned to treasury. Notwithstanding same, in the event that the Agreement is terminated and the Company completes a Senior Exchange Listing or Transaction within one (1) year from the termination of the Agreement, then the Consultant shall be receive all consideration owed under this Agreement including the Shares.

The obligations of the Consultant described in this Agreement consist solely of the furnishing of information and advice to the Company. All final decisions with respect to acts of the Company or its affiliates, whether or not made pursuant to or in reliance on information or advice furnished by Consultant hereunder, shall be those of the Company or such affiliates and Consultant shall under no circumstances be liable for any expenses incurred or loss suffered by the Company as a consequence of such decisions except as provided in Section 10 below.

9.	GENERAL PROVISIONS.

A.	Governing Law and Jurisdiction. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Florida. Each of the parties hereto consents to such jurisdiction for the enforcement of this Agreement and matters pertaining to the transaction contemplated hereby.

B.	Attorneys’ Fees. In the event a dispute arises with respect to this Agreement, the party prevailing in such dispute shall be entitled to recover all expenses, including, without limitation, reasonable attorneys’ fees and expenses incurred in ascertaining such party’s rights, in preparing to enforce or in enforcing such party’s rights under this Agreement, whether or not it was necessary for such party to institute suit.

C.	Complete Agreement. This Agreement supersedes any and all of the other agreements, either oral or in writing, between the Parties with respect to the subject matter hereof and contains all of the covenants and agreements between the parties with respect to such subject matter in any manner whatsoever. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, oral or otherwise, have been made by any party, or anyone herein, and that no other agreement, statement or promise not contained in this Agreement shall be valid or binding. This Agreement may be changed or amended only by an amendment in writing signed by all of the Parties or their respective successors-in- interest.

D.	Binding. Except as aforesaid, this Agreement shall be binding upon and inure to the benefit of the successors-in-interest, assigns and personal representatives of the respective Parties.

E.	Notices. All notices and other communications provided for or permitted hereunder shall be made by hand delivery, first class mail, telex or telecopied, addressed as follows:

Company:	Mitesco, Inc

505 Beachland Blvd

Suite 1377

Vero Beach Florida 32963

Advisor:	JRB Consulting, LLC 64 Danville Drive

West Windsor, NJ 08550

All such notices and communications shall be deemed to have been duly given: when delivered by hand, if personally delivered; five (5) business days after deposit in any Post Office in the continental United States or Canada, postage prepaid, if mailed; when answered back, if telexed; and when receipt is acknowledged or confirmed, if telefaxed; and the day after an electronic mail is sent and no electronic mail failure to deliver notification has been received back.

F.	Collection. In the event the Consultant is ultimately required to bring suit to collect any unpaid fees and costs, the Company understands that it will be required to pay reasonable attorneys’ fees as well as interest at the rate of eighteen percent (18%) per annum on the amount of any fees or costs due to the Consultant. In the event of any litigation, claim, investigation, subpoena, or governmental or regulatory inquiry, the Company will pay and/or reimburse the Consultant for all judgments, costs and expenses (including attorney’s fees) incurred in connection therewith.

G.	Unenforceable Terms. Any provision hereof prohibited by law or unenforceable under the law of any jurisdiction in which such provision is applicable shall as to such jurisdiction only be ineffective without affecting any other provision of this Agreement. To the full extent, however, that such applicable law may be waived to the end that this Agreement be deemed to be a valid and binding agreement enforceable in accordance with its terms, the Parties hereto hereby waive such applicable law knowingly and understanding the effect of such waiver.

H.	Execution in Counterparts. This Agreement may be executed in several counterparts and when so executed shall constitute one agreement binding on all the Parties, notwithstanding that all the Parties are not signatory to the original and same counterpart.

I.	Further Assurance. From time to time each Party will execute and deliver such further instruments and will take such other action as any other Party may reasonably request in order to discharge and perform their obligations and agreements hereunder and to give effect to the intentions expressed in this Agreement.

J.	Miscellaneous Provisions. The various headings and numbers herein and the grouping of provisions of this Agreement into separate articles and paragraphs are for the purpose of convenience only and shall not be considered a party hereof. The language in all parts of this Agreement shall in all cases be construed in accordance with its fair meaning as if prepared by all Parties to the Agreement and not strictly for or against any of the Parties.

K.	Entire Agreement. This Agreement, together with the documents and exhibits referred to herein, embodies the entire understanding among the parties and merges all prior discussions or communications among them, and no party shall be bound by any definitions, conditions, warranties, or representations other than as expressly stated in this Agreement, or as subsequently set forth in writing, signed by the duly authorized representatives of all of the parties hereto. This agreement, when executed shall supersede and render null and void any and all preceding oral or written understandings and agreements.

L.	No Oral Change; Waiver. This Agreement may only be changed, modified, or amended in writing by the mutual consent of the parties hereto. The provisions of this Agreement may only be waived in or by a writing signed by the party against whom enforcement of any waiver is sought.

M.	Non-Circumvent. The Company hereby expressly covenants and agrees not to engage in any discussions or negotiations or to execute any agreement, understanding or undertaking whatsoever with any person or entity that introduced by the Consultant, without the consent and approval of the Consultant including third parties who may be interested in providing or receiving financing of any kind (a “Financing”) or in entering into a transaction, including, without limitation, a merger, acquisition or sale of stock or assets (in which the Company may be the acquiring or the acquired entity), joint venture, collaboration, strategic alliance or other similar transaction (any such transaction, a “Transaction”).

N.	Not Acting as a Broker-Dealer/Legal. The Company hereby acknowledges that Consultant is not a licensed broker-dealer and is not raising capital for the Company. The Company also acknowledges that the Consultant is not providing any legal or accounting services on behalf of the Company. It is mutually agreed that the Consultant will not:

i.	Sell any securities, offer to sell any securities, or solicit offers to purchase any securities of Company;

ii.	Negotiate with any prospective purchaser of securities or potential acquirer of Company on behalf;

iii.	Make any representations or warranties on behalf of Company or with respect to any of the Company’s securities;

iv.	Prepare or disseminate any documentation regarding Company or any potential investment in or acquisition of Company unless specifically authorized by Company, or to engage in any general advertising or solicitation with respect to Company or its securities;

v.	Advise any potential investor or potential acquirer regarding any potential investment in or acquisition of Company or the value of any securities or terms of any proposed transaction;

vi.	Disseminate term sheets, offering documents, business plans or any other Company information unless specifically authorized by Company;

vii.	Receive or transmit funds to or from potential investors in or acquirers of Company; or

viii.	Make any representation on behalf of Company, except as expressly authorized in advance in writing from time to time by Company and then only to the extent of such authorization.

10.	WARRANTIES AND REPRESENTATIONS.

Consultant’s advisory services are provided on a best-efforts basis and are based on his personal experience and expertise. There are no guarantees, warranties or representations of any kind that Consultant’s advice or services will produce any specific results for the benefit of the Company. Actual results may substantially and materially differ from those suggested by Consultant. Consultant represents and warrants to Company that (a) he is under no contractual or legal restriction or other restrictions or obligations that are inconsistent with this Agreement, the performance of his duties and the covenants hereunder, and (b) he is under no physical or mental disability that would interfere with his keeping and performing all of the agreements, covenants and conditions to be kept or performed hereunder.

11.	INDEMNIFICATION.

Consultant agrees to indemnify and hold harmless the Company and its affiliates and their directors, officers and employees from and against all taxes, losses, damages, liabilities, costs and expenses, including attorneys’ fees and other legal expenses, arising directly or indirectly from or in connection with (i) any negligent, reckless or intentionally wrongful act of Consultant or Consultant’s assistants, employees, contractors or agents, (ii) a determination by a court or agency that the Consultant is not an independent contractor, (iii) any material breach by the Consultant or Consultant’s assistants, employees, contractors or agents of any of the covenants contained in this Agreement and corresponding Confidential Information, (iv) any failure of Consultant to perform the Services in accordance with all applicable laws, rules and regulations, or (v) any violation of a third party’s rights resulting in whole or in part from the Company’s use of the deliverables of Consultant under this Agreement.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first above.

written.

“COMPANY”	“CONSULTANT”

MITESCO, INC	JRB CONSULTING, LLC

By:	By:
Gregg Jaclin, Managing Member	Mack Leath, CEO

Date:	Date: